QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.30

YAHOO! INC.
701 FIRST AVENUE
SUNNYVALE, CA 94089

January 31, 2005

Yahoo Japan Corporation
Roppongi Hills Mori Tower
6-10-1 Roppongi
Minato-ku, Tokyo 106-6182
Japan
Attn:    Akira Kajikawa

Dear Mr. Kajikawa:

        Thank you for your time in our discussions regarding the Yahoo! Japan License Agreement entered into on April 1, 1996 between Yahoo! Inc. ("Yahoo") and Yahoo Japan Corporation ("YJC"), as amended (the "Agreement"). The purpose of this letter is to memorialize our agreement that, notwithstanding anything to the contrary in the Agreement, commencing on January 1, 2005 and continuing thereafter we agree as follows:

        (i)    "YJC" referenced in Section 1.1.28 of the Agreement means YJC and its Affiliates. YJC Revenue referenced in the Agreement means the revenue listed in the "YJC Revenue" definition of YJC and of YJC's Affiliates, as reported on a consolidated basis and determined in accordance with GAAP consistently applied.

        (ii)   The "net revenues" referred to in the "YJC Revenue" definition are the net revenues of YJC and YJC's Affiliates as reported on a consolidated basis and determined in accordance with GAAP consistently applied, and calculated as follows: net revenues = (total consolidated sales)—(any third party agency fees/commission paid by the party in connection with the development or sale of the advertising rights). For purpose of clarify, "third party" above does not include Affiliates.

        (iii)  YJC will only have the additional right to deduct from total consolidated sales the cost of goods sold of the Affiliate eShopping! Books CORP. There will be no other deductions from total consolidated sales. For purposes of clarity, Attachment A to this letter provides an example of our agreed methodology for calculation of YJC Revenue as described above.

        (iv)  We will discuss in good faith the application of our agreement herein to new business ventures of YJC and/or its Affiliates that the parties mutually agree have materially different gross margin structure than those of YJC and/or its Affiliates' existing businesses as of the date hereof other than the current eShopping! Books CORP business as set forth in paragraph (iii) above. The parties recognize that the scope of the license needs to be consistent with the scope of the consideration, and both parties will discuss in good faith the scope of the grant. Nothing contained in this paragraph (iv) shall be construed to limit YJC's payment obligations under the Agreement, including this letter amendment.

        This letter amends the Agreement and supersedes all prior proposals, agreements, or other communications between us, oral or written, regarding the subject matter hereof. Please have an authorized officer of YJC indicate YJC's consent to this binding Amendment No. 2 to the Agreement by signing in the space provided below.

Very truly yours,
/s/ SUE DECKER Name: Sue Decker Title: CFO Date: January 31, 2005 For Yahoo! Inc.

Acknowledged and Agreed by Yahoo Japan Corporation

By:	/s/ MASAHIRO INOUE
Title: President & CEO Date: January 31, 2005

ATTACHMENT A
YJC REVENUE CALCULATION METHODOLOGY

Yahoo! Japan License Fee Calculation Example**

(in ¥)	Quarter Ending September 30, 2004
Total Consolidated Revenues	¥26,476,504,000
Less: Third party sales & agency commissions	(1,021,487,000)

Net Revenues	25,455,017,000

Less: eShopping Books Cost of Goods Sold	(¥1,195,507,000)
Net Revenues after eShopping Books COGS	¥24,259,510,000
3% Royalty	¥727,785,300
License Fee to Yahoo! Inc.	¥727,785,300

**THE ABOVE EXAMPLE IS ONLY FOR THE PURPOSE OF ILLUSTRATING THE METHOD OF CALCULATING LICENSE FEE BASED ON THE AMENDMENT.

**NOTWITHSTANDING, ACTUAL NUMBERS FOR THE THIRD QUARTER OF 2004 SHALL BE CALCULATED WITHOUT DEDUCTING "eShopping Books Cost of Goods Sold."

QuickLinks

  Exhibit 10.30
ATTACHMENT A YJC REVENUE CALCULATION METHODOLOGY